Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SunOpta Inc. for the registration of 6,089,331 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2023, with respect to the consolidated financial statements of SunOpta Inc., and the effectiveness of internal control over financial reporting of SunOpta Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 6, 2023